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PRICING SUPPLEMENT NO. 139 DATED                      Filed Pursuant to
OCTOBER 7, 1999 TO PROSPECTUS DATED                   Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                   File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999
                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:             $ 2,779,000.00
Original Issue Date (Settlement Date):  October 13, 1999
Stated Maturity Date:                   September 15, 2006
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          8.000% Per Annum
Interest Payment Dates:                 November 15 and Monthly Thereafter
                                        Commencing November 15, 1999

Survivor's Option:                      [ X ] Yes      [   ] No
Optional Redemption:                    [ X ] Yes      [   ] No

Initial Redemption Date:                September 15, 2001
Redemption Price:                       Initially 101% of Principal Amount
                                        and 100% after the first
                                        anniversary of the
                                        Initial Redemption Date.

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $   172,000.00
Prudential Securities Incorporated      $   210,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $   841,000.00
Raymond James & Associates, Inc         $   865,000.00
J.W. Korth & Company                    $   691,000.00
      Total                             $ 2,779,000.00

                                        Per Note Sold by
                                        Agents To Public          Total

Issue Price:                            $     1,000.00      $ 2,779,000.00
Agent's Discount or Commission:         $         7.00      $    19,453.00
Maximum Dealer's Discount or
  Selling Concession:                   $        18.50      $    51,411.50
Proceeds to the Company:                $       974.50      $ 2,708,135.50

CUSIP Number:  12589QS31